Exhibit 99.1

CMS Energy Announces Ralph Izzo to Join Board of Directors

JACKSON, Mich., May 15, 2023 – Ralph Izzo, retired chairman, president and CEO of Public Service Enterprise Group (PSEG), has been elected to the CMS Energy and Consumers Energy boards of directors effective May 15, 2023. He has more than 30 years in the energy field, including general management, strategic planning and public policy. Izzo also is an influential voice for clean energy.

PSEG is a publicly traded diversified energy holding company. Izzo served as PSEG’s executive chair, president and chief operating officer and was a member of its board of directors from 2007 until 2022. Previously, Izzo was president and chief operating officer of Public Service Electric and Gas Company (PSE&G), an operating subsidiary of PSEG. Izzo joined PSE&G in 1992 and held several executive positions within the PSEG family of companies.

Izzo holds Bachelor of Science and Master of Science degrees in mechanical engineering and a Doctorate in applied physics from Columbia University. He also holds a Master of Business Administration (MBA) from Rutgers Business School.

Izzo serves on several boards and committees, including Ovintiv Inc, the Bank of New York Mellon and TerraPower, a nuclear innovation company. He is a member of the U.S. Department of Energy’s Fusion Energy Sciences Advisory Committee and the Liberty Science Center board of trustees. Izzo is also involved in several educational and community organizations.

Izzo will serve on the Audit Committee and Finance Committee for each of the CMS Energy and Consumers Energy boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business. It also owns and operates independent power generation businesses.

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Media Contact: Katie Carey, 517-740-1739

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